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Exhibit 5.1

October 27, 2017

Board of Directors

Stifel Financial Corp.

501 N. Broadway

St. Louis, MO 63102

Re:	Stifel Financial Corp.
5.20% Senior Notes due 2047

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-219926) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), by Stifel Financial Corp., Inc., a Delaware corporation (the “Company”). We also refer to our opinion dated August 11, 2017, which was included as Exhibit 5.1 to the Registration Statement, the prospectus supplement to the Registration Statement filed with the Commission on September 28, 2017 (the “Prospectus Supplement”), and our opinion dated October 4, 2017, which was included as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 4, 2017 and incorporated by reference into the Registration Statement. The Prospectus Supplement relates to (i) the sale by the Company, and the purchase by the underwriters set forth therein (the “Underwriters”), of $200 million aggregate principal amount of 5.20% senior notes due October 2047 (the “Initial Notes”), even date herewith (the “Supplemental Indenture”), to the indenture, dated as of January 23, 2012 (together with the Supplemental Indenture, the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”) and (ii) the grant by the Company to the Underwriters of the option to purchase all or any part of an additional $30,000,000 of 5.20% senior notes due October 2047 to cover overallotments, if any (the “Option Notes,” and together with the Initial Notes, the “Notes”). On October 21, 2017, the Representatives delivered to the Company a written notice (the “Notice of Exercise”) pursuant to Section 2(b) of the Underwriting Agreement of the exercise by the Underwriters of the option to purchase, on the date hereof, $25,000,000 of Option Notes. All capitalized terms which are defined in the Underwriting Agreement (as defined below) shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”);

Stifel Financial Corp.

October 27, 2017

(2)	the Amended and Restated By-laws of the Company (the “By-laws”);

(3)	the Underwriting Agreement, dated September 27, 2017, among the Company, as the issuer, and Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”);

(4)	the Registration Statement;

(5)	the Prospectus Supplement;

(6)	certain resolutions duly adopted by the Board on September 25, 2017 and certain resolutions duly adopted by the Pricing Committee of the Board of Directors (the “Pricing Committee”) on September 27, 2017;

(7)	the note representing the Option Notes;

(8)	the Indenture; and

(9)	the Notice of Exercise.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Underwriting Agreement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Stifel Financial Corp.

October 27, 2017

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Option Notes have been duly authorized, and when duly executed, authenticated, issued and delivered to the Underwriters, in exchange for payment therefor in accordance with the terms of the Underwriting Agreement, the Option Notes will be validly issued and constitute valid and binding obligations of the Company, entitled to the benefits provided by the Indenture.

(a) Our opinions herein reflect only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such State, as to which we express no opinion), (ii) the federal laws of the United States (excluding the federal securities laws, as to which we express no opinion), and (iii) to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We do not render any opinions except as set forth above.

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to the Notes denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay, or prohibit the making of payments outside the United States or in foreign or composite currency.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities, that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence or reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

Stifel Financial Corp.

October 27, 2017

(d) We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Indenture or the Notes which are violative of public policy underlying any law, rule, or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights. We express no opinion as to the enforceability of (1) any provision of the Indenture or the Notes purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) choice of law or any provision of the Indenture relating thereto.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to this Current Report on Form 8-K, incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Option Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP